SECURITIES AND EXCHANGE COMMISSION

                     Washington, D.C.  20549

                             FORM 15

  Certification and Notice of Termination of Registration Under
     Section 12(g) of the Securities Exchange Act of 1934 or Suspension of Duty to File Reports Under Sections 13
        and 15(d) of the Securities Exchange Act of 1934.

                         Commission File Number 1-10207
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                      ADVANCED MEDICAL, INC.
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      (Exact name of registrant as specified in its charter)

                     9775 Businesspark Avenue
                   San Diego, California 92131
                          (619) 566-0426
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  (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

               15% Subordinated Debentures due 1999
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     (Title of each class of securities covered by this Form)

     Common Stock, $0.01 par value
     7.25% Convertible Subordinated Debentures due 2002
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      (Titles of all other classes of securities for which a
    duty to file reports under section 13(a) or 15(d) remains)

     Please place an X in the box(es) to designate the appropriate rule provision(s) relied upon to terminate or suspend the duty to file reports:

     Rule 12g-4(a)(1)(i) [ ]  Rule 12h-3(b)(1)(ii)[ ]
     Rule 12g-4(a)(1)(ii)[ ]  Rule 12h-3(b)(2)(i) [ ]
     Rule 12g-4(a)(2)(i) [ ]  Rule 12h-3(b)(2)(ii)[ ]
     Rule 12g-4(a)(2)(ii)[ ]  Rule 15d-6          [ ]
     Rule 12h-3(b)(1)(i) [X]

     Approximate number of holders of record as of the certification or notice date: None by reason of redemption.

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     Pursuant to the requirements of the Securities Exchange Act of
1934, Advanced Medical, Inc. has caused this certification/notice to be signed on its behalf by the undersigned duly authorized person.
DATE: December 18, 1996            BY:/s/ Joseph W. Kuhn
                                        Executive Vice President